EXHIBIT 3(b)(2)

AMENDMENT

TO

BY-LAWS

OF

PURCHASE POINT MEDIA CORPORATION

APPROVED SEPTEMBER 5, 2007

Section 2.1, Article II, of the By-Laws is amended in the first sentence thereof to read as follows:

“The number of directors of the Corporation shall consist of five (5), or such number as is determined from time to time by the shareholders.”